[Letterhead of Cohen McCurdy]

[LOGO] Cohen McCurdy
Certified Public Accountants

Cohen McCurdy, Ltd.
826 Westport Pkwy., Suite 1250
Westlake, OH 44145-1594

www.cohenmccurdy.com

440.835.8500
440.835.1093 fax

Consent of Independent Registered Public Accounting Firm

As independent public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 12, 2005 on the financial statements of Meeder Premier Portfolios (comprising the Defensive Equity, Growth, Aggressive Growth and Fixed Income Portfolios) as of June 30, 2005 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information.

/s/ Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
August 30, 2005